As filed with the Securities and Exchange Commission on December 6, 2017                    Registration No. 33-52031

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549
__________

POST-EFFECTIVE AMENDMENT NO. 2 TO
FORM S-8

REGISTRATION STATEMENT NO. 33-52031
UNDER
THE SECURITIES ACT OF 1933
__________

NORFOLK SOUTHERN CORPORATION
(Exact name of registrant as specified in its charter)

Virginia (State or other jurisdiction of incorporation or organization) Three Commercial Place, Norfolk, Virginia (Address of Principal Executive Offices)	52-1188014 (I.R.S. Employer Identification No.) 23510-2191 (Zip Code)

NORFOLK SOUTHERN CORPORATION
DIRECTORS' RESTRICTED STOCK PLAN
(Full title of the plan)

William A. Galanko, Esq.
Executive Vice President Law and Administration
Norfolk Southern Corporation
Three Commercial Place
Norfolk, Virginia 23510-2191
(Name and address of agent for service)
Telephone number, including area code, of agent for service: (757) 823-5567

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated filer ☑	Accelerated filer	☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐
	Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act .
☐

EXPLANATORY NOTE: DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 2 to the Registration Statement on Form S-8, Registration No. 33-52031 (the “Registration Statement”), is being filed to deregister certain shares of Norfolk Southern Corporation (the “Registrant”) of its Common Stock, par value of $1.00 per share (the “Common Stock”) that were registered for issuance pursuant to the Norfolk Southern Corporation Directors’ Restricted Stock Plan (the “Plan”). The Board of Directors amended the Plan, effective January 23, 2015, to provide that no additional awards will be made under the Plan. The Registration Statement, which was filed with the Securities and Exchange Commission on January 26, 1994, and amended on November 24, 1998, initially registered 30,000 shares of Common Stock. The Registration Statement is hereby amended to deregister all 9,000 shares of Common Stock that were previously registered and that remain unissued under the Plan.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Norfolk Southern Corporation certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S‑8 and has duly caused this Post-Effective Amendment No. 2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Norfolk, Commonwealth of Virginia, on this 6th day of December, 2017.

NORFOLK SOUTHERN CORPORATION

     /s/William A. Galanko
By:  William A. Galanko
Executive Vice President Law and Administration

Note: In reliance upon Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment No. 2.